Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Ann Stevens
(210) 949-8230

ILEX ONCOLOGY ANNOUNCES A PUBLIC OFFERING OF 6 MILLION SHARES OF
COMMON STOCK AT $17.00 PER SHARE

SAN ANTONIO, Texas (July 29, 2003) – ILEX™ Oncology Inc. (Nasdaq: ILXO) today reported that its previously announced public offering of 6 million shares of its common stock was priced at $17.00  per share. The offering consists of 5.5 million shares sold by the Company and 500,000 shares sold by the Cancer Therapy and Research Center Endowment, an ILEX shareholder.

The offering is being made from a registration statement filed with the Securities and Exchange Commission, which became effective on July 29, 2003.

ILEX intends to use the approximately $87.5 million in net proceeds from the offering to fund clinical trials of its lead product candidates and for clinical and preclinical studies for its other product candidates; for potential licenses and acquisitions of other businesses or complementary products and technologies; and for working capital, capital expenditures and other general corporate purposes.

UBS Securities LLC is acting as the sole book running underwriter in the offering, and Lehman Brothers, CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc. are acting as co-managers. ILEX and the Cancer Therapy and Research Center Endowment granted the underwriters an option to purchase an aggregate of 900,000 additional shares of common stock within 30 days after the offering to cover over-allotments incurred in the offering, if any.

This news release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of any such state.

This offering of the shares of common stock may be made only by means of a prospectus, a copy of which is available from UBS Securities LLC, 299 Park Avenue, New York, NY 10171.  The Company expects to complete the sale of these shares on or about August 4, 2003.